Exhibit 99.1

               Iowa Telecom Reports Results for Fourth
               Quarter and Year Ended December 31, 2006


    NEWTON, Iowa--(BUSINESS WIRE)--March 2, 2007--Iowa
Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the fourth quarter and year ended December 31, 2006. Quarterly highlights for the Company include:

    --  Operating revenues were $59.8 million.

    --  Operating income was $15.4 million.

    --  Net income was $3.5 million or $0.11 per diluted share.

    --  Adjusted EBITDA (as defined herein) was $28.8 million.

    "We're very pleased with our financial and operating performance during both the fourth quarter and the year," said Alan L. Wells, Iowa Telecom chairman and chief executive officer. "Our results were very strong, and were in line with our expectations for our rural telecommunications business. Operationally, sales of our DSL product were again outstanding as we added 5,000 new customers during the quarter. Our rate of access line loss was also in line with our expectations, as we experienced a decline of only 1,600 total lines during the fourth quarter, as compared to a decline of 2,000 access lines during the year ago quarter. We believe these results illustrate the positive impact that our bundled product offerings are having on our pace of access line losses. Our financial performance was also strong, with revenues for both the quarter and the year growing 2.8% and 1.1%, respectively, over the year ago periods. These increases are attributable to the success of our bundled product offerings, our DSL growth, and our expanded CPE and data business.

    "Our adjusted EBITDA for the fourth quarter and for the year was $28.8 million and $124.3 million, respectively. As we've previously noted, in the fourth quarter we recognized a pension settlement charge associated with amendments to our pension plan, which lowered to approximately 40 the number of employees that continue to accrue pension benefits. While the $2.7 million charge we recorded was less than we originally estimated, it nonetheless negatively impacted our reported results for the quarter. In addition, during the fourth quarter our provision for income tax expense was $3.9 million, as compared to zero in the year-ago quarter. Excluding the effect of the pension plan costs and the income tax provision, our results for the quarter and year were consistent with past performance and were in line with our expectations.

    "While we recorded a provision for income tax expense of $12.3 million in 2006, the recorded tax expense had little impact on our cash flow, or more importantly, on our ability to pay our dividends to shareholders," Wells said. "Despite the income tax charge for accounting purposes, both the continued utilization of our net operating loss carry forwards and our continued goodwill amortization for tax purposes serve to minimize our cash tax obligations. As a result of utilizing these tax attributes, our actual cash taxes paid in 2006 were only $964,000. As of December 31, 2006, our net operating loss carry forward balance was $185 million.

    "Our capital expenditures were $7.7 million for the fourth quarter and $28.1 million for 2006, which was on the low end of our guidance," Wells continued. "Our cash interest expense for the year was $31.1 million, in line with our prior guidance. We expect cash interest expense to be between $30.0 million and $32.0 million in 2007. For 2007 we expect our capital expenditures to range between $25.0 million and $27.0 million, including approximately $2.0 million related to the purchase and move to our new headquarters location.

    "Overall, we are very pleased with our results for the quarter and year," Wells concluded. "We believe that during 2006 we strengthened our competitive and strategic position in our markets through several acquisitions. Our DSL subscribers grew by over 60% during the year, and we also were successful in slowing our rate of access line declines. We significantly enhanced our ability to meet the data needs of our business customers through the acquisition of Baker Communications. Looking ahead, we intend to continue to pursue opportunities to profitably grow our business, while at the same time returning a significant portion of our cash flow back to our shareholders in the form of dividends."

    FINANCIAL DISCUSSION FOR FOURTH QUARTER 2006:

    -- Operating Revenues were $59.8 million in the fourth quarter compared to $58.2 million in the fourth quarter of 2005. Network access services revenues decreased $1.3 million, or 4.9%, for the fourth quarter. The decrease in access services revenue is primarily the result of a combination of a decrease in access lines and an increase in cellular traffic for which we receive lower rates of compensation. These decreases were offset by a $3.2 million, or 39.6%, increase in other sales and services. The revenue increase was primarily due to growth of our CPE and data business. DSL and dial up Internet access service revenues also increased $1.1 million, or 19.1%, due primarily to customer growth.

    -- Operating Costs and Expenses increased $5.1 million, or 13.0%, in the fourth quarter of 2006 as compared to the fourth quarter of 2005. Selling, general and administrative costs increased $3.6 million, or 32.5%, for the fourth quarter, primarily as a result of a $2.7 million pension settlement charge related to amendments to our defined pension plans compared to a similar $435,000 charge during the 2005 period. Cost of service and sales increased $1.0 million, or 6.4%, principally due to the growth of our CPE and data business. Depreciation and amortization increased $482,000, or 4.0%, during the fourth quarter compared to 2005.

    -- Operating Income was $15.4 million in the fourth quarter of 2006 as compared to $18.9 million in the same period in 2005. The decrease in operating income was primarily the result of the $2.2 million increase in the pension settlement charge related to amendments to our defined benefit pension plans.

    -- Interest Expense for the fourth quarter increased $234,000, or 3.0%, to $8.1 million compared to $7.9 million in the same period in 2005. The increase was the result of higher interest rates on our variable rate debt and an increase in the rate on our interest rate swap agreement.

    -- Interest and Dividend Income decreased to $426,000 during the fourth quarter, due primarily to higher RTFC dividend income during 2005.

    -- Earnings Before Income Taxes for the fourth quarter of 2006 were $7.4 million compared to $11.6 million in the fourth quarter of 2005.

    -- Income Tax Expense for the fourth quarter was $3.9 million compared to zero in the fourth quarter of 2005. The Company estimates that book income tax expense will be recorded at an effective tax rate of approximately 41% in future periods. The recorded book tax expense did not impact the cash taxes paid during the quarter. The Company paid actual cash income taxes for Alternative Minimum Taxes during the quarter of $310,000, reflecting the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. At the end of the quarter, the Company had a net operating loss carry forward balance of approximately $185 million.

    -- Net Income was $3.5 million for the quarter compared to net income of $11.6 million in the fourth quarter of 2005.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $28.8 million for the fourth quarter of 2006 as compared with $31.9 million in the same period in 2005.

    -- Total Access Linesdecreased by 1,600 during the fourth quarter of 2006 from the third quarter in 2006, as ILEC access lines declined by 2,400 lines and CLEC lines increased by 800 lines. Total access lines decreased by 1,600, or 0.6%, for the fourth quarter of 2006 as compared to 2,000, or 0.8%, for the fourth quarter in 2005.


                Fourth Quarter 2006 Financial Summary
                             (Unaudited)
          (dollars in thousands, except per share amounts)


                            4th Quarter 4th Quarter      Change
                                                    -----------------
                                  2006        2005   Amount   Percent
                            ----------- ----------- --------- -------

Revenue                       $ 59,843    $ 58,226  $  1,617     2.8%
Operating Income              $ 15,403    $ 18,901  $ (3,498)  -18.5%
Interest Expense              $  8,131    $  7,897  $    234     3.0%
Earnings Before Income
 Taxes                        $  7,432    $ 11,595  $ (4,163)  -35.9%
Net Income                    $  3,497    $ 11,595  $ (8,098)  -69.8%
Basic Earnings Per Share      $   0.11    $   0.37  $  (0.26)  -70.3%
Diluted Earnings Per Share    $   0.11    $   0.36  $  (0.25)  -69.4%

Adjusted EBITDA (1)           $ 28,768    $ 31,926  $ (3,158)   -9.9%
Capital Expenditures          $  7,723    $  6,609  $  1,114    16.9%
Dividends Paid                $ 12,836    $ 12,666  $    170     1.3%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

                            4th Quarter 4th Quarter      Change
                                                    -----------------
Key Operating Statistics          2006        2005   Amount   Percent
                            ----------- ----------- --------- -------
Telephone Access Lines
     ILEC Lines (1)            228,200     237,900    (9,700)   -4.1%
     CLEC Lines (2)             23,800      20,800     3,000    14.4%
Total Telephone Access
 Lines                         252,000     258,700    (6,700)   -2.6%

Long Distance Subscribers      146,600     142,800     3,800     2.7%
Dial-up Internet
 Subscribers                    31,500      41,700   (10,200)  -24.5%
DSL Subscribers                 50,000      31,200    18,800    60.3%


                            4th Quarter 3rd Quarter      Change
                                                    -----------------
Key Operating Statistics          2006        2006   Amount   Percent
                            ----------- ----------- --------- -------
Telephone Access Lines
     ILEC Lines (1)            228,200     230,600    (2,400)   -1.0%
     CLEC Lines (2)             23,800      23,000       800     3.5%
Total Telephone Access
 Lines                         252,000     253,600    (1,600)   -0.6%

Long Distance Subscribers      146,600     145,900       700     0.5%
Dial-up Internet
 Subscribers                    31,500      33,700    (2,200)   -6.5%
DSL Subscribers                 50,000      45,000     5,000    11.1%

(1) Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,100 wholesale lines subscribed at December 31, 2006 and 3,200 at September 30, 2006 and December 31, 2005. During the second quarter of 2006, the company completed the sale of three exchanges resulting in the loss of 600 ILEC lines. During the third quarter of 2006, the company completed the sale of four exchanges resulting in the loss of 2,000 ILEC lines and completed the acquisition of two exchanges resulting in the gain of 2,100 ILEC lines.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.


    FINANCIAL DISCUSSION FOR YEAR ENDED DECEMBER 31, 2006:

    -- Operating Revenues increased $2.4 million, or 1.1%, to $234.1 million for the year ended December 31, 2006, as compared to 2005. The increase was primarily the result of an $8.6 million, or 27.8% increase, in other services and sales revenue. Specifically, the increase was due to a $5.8 million, or 51.6%, increase in DSL Internet access revenue, as well as from the growth of our CPE business as a result of our acquisition of Baker Communications in August 2006.

    -- Operating Costs and Expenses increased $2.0 million, or 1.3%, to $156.4 million in 2006 as compared to 2005. Cost of service and sales increased $2.4 million, or 3.8%, principally due our acquisition of Baker Communications. Selling, general and administrative expenses increased $434,000, or 1.0%, which included a pension settlement charge increase of $1.5 million and a $526,000 increase in non-cash equity-based compensation. Also contributing to the increase in selling, general and administrative expenses was a $2.0 million benefit in 2005 resulting from the settlement of past access disputes. Offsetting these increases was a $4.2 million gain on the sale of eight exchanges during the period. Depreciation and amortization decreased by $864,000, or 1.8%, for 2006 as compared to 2005.

    -- Operating Income increased to $77.7 million in 2006 compared to $77.2 million in 2005.

    -- Interest Expense increased $619,000, or 2.0%, in 2006 as compared to 2005, principally as a result of higher interest rates on our variable rate debt and the increase in the rate on our interest rate swap agreement resulting from the extension of the term in August 2005.

    -- Interest and Dividend Income decreased $125,000, or 11.6%, in 2006, due primarily to higher RTFC dividend income in 2005.

    -- Earnings Before Income Taxes for the year was $46.4 million, and was in line with 2005.

    -- Income Tax Expense for 2006 was $12.3 million compared to zero in 2005. The Company paid actual cash income taxes in 2006 of $964,000.

    -- Net Income decreased to $34.0 million in 2006 from $46.4 million 2005. The decrease was primarily the result of non-cash book income tax expense of $12.3 million in 2006.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $124.3 million for 2006 as compared with $127.9 million for 2005. The decrease in Adjusted EBITDA was primarily the result of the previously described pension settlement charges, and the benefit of the one-time settlement of access disputes during 2005.

    -- Total Access Linesdecreased by 6,700, or 2.6%, for 2006 as compared to 2005. Incumbent local exchange carrier access lines declined by 9,700 lines and CLEC lines increased by 3,000 lines from the end of 2005. During the year, 2,100 access lines, 1,350 cable television subscribers, and approximately 500 High Speed Internet subscribers were acquired as the result of the acquisition of Montezuma Mutual Telephone Company and 2,600 access lines and 300 DSL subscribers in eight other exchanges were sold.


                        2006 Financial Summary
                             (Unaudited)
           (dollars in thousands, except per share amounts)


                                                     Change
                                           --------------------------
                           2006      2005   Amount       Percent
                       --------- --------- --------- ----------------

Revenue                $234,085  $231,640  $  2,445              1.1%
Operating Income       $ 77,679  $ 77,214  $    465              0.6%
Interest Expense       $ 31,708  $ 31,089  $    619              2.0%
Earnings Before Income
 Taxes                 $ 46,352  $ 46,390  $    (38)            -0.1%
Net Income             $ 34,043  $ 46,390  $(12,347)           -26.6%
Basic Earnings Per
 Share                 $   1.09  $   1.50  $  (0.41)           -27.3%
Diluted Earnings Per
 Share                 $   1.06  $   1.46  $  (0.40)           -27.4%

Adjusted EBITDA (1)    $124,317  $127,864  $ (3,547)            -2.8%
Capital Expenditures   $ 28,122  $ 30,141  $ (2,019)            -6.7%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.


    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the fourth quarter and year ended 2006 results on Friday, March 2, 2007, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 457-2728 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on March 2, 2007 and will remain available through March 9, 2007 by dialing
(719) 457-0820 and entering Confirmation Code 5984869.

    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on March 2, 2007, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.



       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                            Balance Sheets
                             (Unaudited)
           (dollars in thousands, except per share amounts)


                                            As of          As of
                                        Dec. 31, 2006  Dec. 31, 2005
                                        -------------- --------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents             $      13,613  $      26,782
  Accounts receivable, net                     20,828         18,121
  Inventory                                     3,124          2,722
  Prepayments and other assets                  2,550          2,402
                                        -------------- --------------
     Total Current Assets                      40,115         50,027
                                        -------------- --------------

PROPERTY, PLANT AND EQUIPMENT
  Property, plant and equipment               521,556        504,662
  Accumulated depreciation                   (222,581)      (189,163)
                                        -------------- --------------
     Net Property Plant and Equipment         298,975        315,499
                                        -------------- --------------

GOODWILL                                      466,554        460,113
INTANGIBLE AND OTHER ASSETS, net               39,982         23,993
INVESTMENT IN AND RECEIVABLE FROM THE
 RURAL TELEPHONE FINANCE COOPERATIVE
                                               13,903         14,890
                                        -------------- --------------
Total Assets                            $     859,529  $     864,522
                                        ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Revolving credit facility             $      31,000  $      40,000
  Accounts payable                              9,565         10,416
  Advanced billings and customer
   deposits                                     8,460          6,042
  Accrued and other current liabilities        32,035         29,842
                                        -------------- --------------
     Total Current Liabilities                 81,060         86,300
                                        -------------- --------------

LONG-TERM DEBT                                477,778        477,778
DEFERRED TAX LIABILITIES                       18,716              -
OTHER LONG-TERM LIABILITIES                    14,276         19,913
                                        -------------- --------------
     Total long-term liabilities              510,770        497,691
                                        -------------- --------------

 TOTAL LIABILITIES                            591,830        583,991
                                        -------------- --------------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value,
   100,000,000 shares authorized,
   31,379,670 and 31,065,963 shares
   issued and outstanding                         314            311
  Additional paid-in-capital                  322,016        317,877
  Retained deficit                            (59,976)       (42,874)
  Accumulated other comprehensive
   income                                       5,345          5,217
                                        -------------- --------------

     Total Stockholders' Equity               267,699        280,531
                                        -------------- --------------

Total Liabilities and Stockholders'
 Equity                                 $     859,529  $     864,522
                                        ============== ==============


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                          Income Statements
                             (Unaudited)
               (in thousands, except per share amounts)


                               Three Months Ended Twelve Months Ended
                                  December 31,       December 31,
                               ------------------ -------------------
                                   2006     2005      2006      2005
                               --------- -------- --------- ---------

REVENUE AND SALES
  Local services                $18,801  $18,737  $ 76,428  $ 75,581
  Network access services        24,266   25,516    96,217   101,227
  Toll services                   5,383    5,813    21,804    23,813
  Other services and sales       11,393    8,160    39,636    31,019
                               --------- -------- --------- ---------
     Total revenues and sales    59,843   58,226   234,085   231,640

OPERATING EXPENSES
  Cost of services and sales
   (exclusive of items shown
   separately below)             17,295   16,262    66,528    64,118
  Selling, general and
   administrative                14,672   11,072    42,142    41,708
  Depreciation and
   amortization                  12,473   11,991    47,736    48,600
                               --------- -------- --------- ---------
     Total operating costs and
      expenses                   44,440   39,325   156,406   154,426

OPERATING INCOME                 15,403   18,901    77,679    77,214

OTHER INCOME (EXPENSE)
  Interest and dividend income      426      646       953     1,078
  Interest expense               (8,131)  (7,897)  (31,708)  (31,089)
  Other, net                       (266)     (55)     (572)     (813)
                               --------- -------- --------- ---------
     Total other expense, net    (7,971)  (7,306)  (31,327)  (30,824)

EARNINGS BEFORE INCOME TAXES      7,432   11,595    46,352    46,390

INCOME TAX EXPENSE                3,935        -    12,309         -
                               --------- -------- --------- ---------

NET INCOME                      $ 3,497  $11,595  $ 34,043  $ 46,390
                               ========= ======== ========= =========


COMPUTATION OF EARNINGS PER
 SHARE
     Basic - Earnings Per
      Share                     $  0.11  $  0.37  $   1.09  $   1.50
     Basic - Weighted average
      number of shares
      outstanding                31,371   31,062    31,221    30,937

     Diluted - Earnings Per
      Share                     $  0.11  $  0.36  $   1.06  $   1.46
     Diluted - Weighted
      average number of shares
      outstanding                32,220   31,900    32,104    31,720


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                       Statements of Cash Flows
                             (Unaudited)
                            (in thousands)


                              Three Months Ended  Twelve Months Ended
                                 December 31,        December 31,
                              ------------------- -------------------
                                  2006      2005      2006      2005
                              --------- --------- --------- ---------

CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income                    $  3,497  $ 11,595  $ 34,043  $ 46,390
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
    Depreciation                11,953    11,389    45,627    46,213
    Amortization of
     intangible assets             520       602     2,109     2,387
    Amortization of debt
     issuance costs                148       148       591       591
    Gain from sale of
     exchanges                     (14)        -    (4,194)        -
    Deferred income taxes        3,960         -    11,680         -
    Non-cash stock-based
     compensation
    expense                        592       572     2,354     1,828
    Changes in operating
     assets and liabilities,
     net of effects of
     business acquisitions:
        Receivables                122       498      (199)    1,295
        Inventory                  493       172      (214)      257
        Accounts payable          (915)     (749)   (1,742)   (5,473)
        Other assets and
         liabilities              (526)    1,827      (562)    3,833
                              --------- --------- --------- ---------
Net cash provided by
 operating activities           19,830    26,054    89,493    97,321

CASH FLOWS FROM INVESTING
 ACTIVITIES
Capital expenditures            (7,723)   (6,609)  (28,122)  (30,141)
Business acquisitions, net of
 cash acquired                      11         -   (18,115)      (94)
Purchase of wireless licenses   (8,371)        -   (11,473)        -
Proceeds from sale of
 properties                         14         -    13,287         -
                              --------- --------- --------- ---------
Net cash used in investing
 activities                    (16,069)   (6,609)  (44,423)  (30,235)

CASH FLOWS FROM FINANCING
 ACTIVITIES
Net change in revolving
 credit facility                17,000    14,500    (9,000)   (1,507)
Proceeds from exercise of
 employee stock options            123       222     1,740     1,417
Dividends paid                 (12,836)  (12,666)  (50,979)  (43,088)
                              --------- --------- --------- ---------
Net cash used in financing
 activities                      4,287     2,056   (58,239)  (43,178)
                              --------- --------- --------- ---------

Net (Decrease) Increase in
 Cash and Cash Equivalents       8,048    21,501   (13,169)   23,908
                              --------- --------- --------- ---------

Cash and Cash Equivalents at
 Beginning of Period             5,565     5,281    26,782     2,874
                              --------- --------- --------- ---------

Cash and Cash Equivalents at
 End of Period                $ 13,613  $ 26,782  $ 13,613  $ 26,782
                              ========= ========= ========= =========


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
        EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
                             (Unaudited)
                            (in thousands)


                              Three Months Ended  Twelve Months Ended
                                 December 31,        December 31,
                              ------------------- -------------------
                                   2006     2005      2006      2005
                              ---------- -------- --------- ---------

ADJUSTED EBITDA:
Net Income                    $   3,497  $11,595  $ 34,043  $ 46,390
Income Tax Expense                3,935        -    12,309         -
Interest Expense                  8,131    7,897    31,708    31,089
Depreciation and Amortization    12,473   11,991    47,736    48,600
Unrealized losses on
 financial derivatives              266       49       572       234
Non-cash stock-based
 compensation expense (1)           592      572     2,354     1,828
Extraordinary or unusual
 (gains) losses                       -        -         -         -
Non-cash portion of RTFC
 Capital Allocation (2)            (112)    (178)     (211)     (277)
Other non-cash losses (gains)         -        -         -         -
Loss (gain) on disposal of
 assets not in ordinary
 course                             (14)       -    (4,194)        -
Transaction costs                     -        -         -         -
                              ---------- -------- --------- ---------
ADJUSTED EBITDA               $  28,768  $31,926  $124,317  $127,864
                              ========== ======== ========= =========

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.

(2) Included in Interest and Dividend Income on the Consolidated
 Statements of Operations.

    We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

    Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

    We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.


    CONTACT: Iowa Telecommunications Services, Inc., Newton
             Investor Relations:
             Craig Knock, Chief Financial Officer, 641-787-2089 or
             Media Relations:
             Julie White, 641-787-2040
             Director, Corporate Communications
             Julie.White@iowatelecom.com
             or
             Corporate Communications, Inc.
             Investor Relations:
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com